Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Box, Inc.

of

Up to $500,000,000 in Value of Shares of its Class A Common Stock

at a Purchase Price not less than $22.75

nor greater than $25.75 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JUNE 29, 2021, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

Box, Inc., a Delaware corporation (the “Company”, “Box”, “we”, “our” or “us”), invites our stockholders to tender up to $500 million in value of shares of our Class A Common Stock, par value $0.0001 per share (each, a “Share,” and collectively, the “Shares”), for purchase by us at a price calculated as described herein that is not less than $22.75 and not greater than $25.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”).

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tenders described in the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $22.75 and not greater than $25.75 per Share, that we will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price per Share of not less than $22.75 and not greater than $25.75 that will enable the Company to purchase Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $500 million. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. We will not purchase any Shares tendered in excess of the Purchase Price. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price that is less than or equal to $500 million are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. Because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $500 million.

We also expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of the Shares sought in the Offer, subject to applicable law. See Sections 1 and 15. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that Shares are validly tendered at or below the Purchase Price having an aggregate purchase price of more than $500 million, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time.

At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of May 15, 2021. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of our issued and outstanding Shares as of May 15, 2021. Our Shares outstanding as of May 15, 2021 do not include (i) Shares issuable upon exercise of existing stock options, settlement of existing restricted stock units (“RSUs”), conversion of our outstanding 0% Convertible Senior Notes due 2026 (the “Convertible Notes”) or conversion of the convertible preferred stock that we previously issued in connection with the Strategic Investment (as defined herein), (ii) 559,366 Shares expected to be issued as consideration upon the closing of certain contemplated acquisitions, or (iii) Shares that are reserved for future issuance under our employee equity plans.

We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with the proceeds of the Strategic Investment and available cash. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Sections 2, 7 and 9.

The Shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “BOX.” On June 1, 2021, the last full trading day before the announcement of the Offer, the last reported sale price of our Shares on the NYSE was $23.97 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price to tender their Shares. See Section 8.

Our Board of Directors (our “Board”) has approved our making the Offer. However, none of the Company, our Board, the Dealer Manager (as defined herein), the Depositary (as defined herein), or the Information Agent (as defined herein) makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you should tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

You may direct questions and requests for assistance to Innisfree M&A Incorporated, which is acting as the Information Agent for the Offer (“Innisfree” or the “Information Agent”), or Morgan Stanley & Co. LLC, which is acting as the Dealer Manager for the Offer (the “Dealer Manager”). Their respective addresses and telephone numbers appear on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

Offer to Purchase, dated June 2, 2021

IMPORTANT

You should read the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal carefully, including the purpose and effects of the Offer. See Section 2. All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer. See Section 11. You should discuss whether to tender your Shares with your broker and/or financial or tax advisor.

If you wish to tender all or any portion of your Shares pursuant to the Offer, you must do one of the following before the Offer expires:

•

if you hold Shares in your own name, follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”);

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each a “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•	if you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested but unexercised stock options outstanding under the Company’s 2015 Equity Incentive Plan or the 2011 Equity Incentive Plan (collectively, the “Equity Plans”), you may, subject to the requirements of the applicable Equity Plan and award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11);

•

if you are a holder of RSUs outstanding under an Equity Plan you may tender the Shares underlying such RSUs only if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares; or

•

if you are unable to deliver the required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must tender Shares pursuant to the Offer by complying with the guaranteed delivery procedures outlined in Section 3.

Beneficial owners of Shares should be aware that their nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In addition, if you wish to maximize the likelihood that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under the Offer.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $22.75 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Purchase Price that is to be paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $22.75 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on June 1, 2021, the last full trading day before we commenced the Offer, when the closing market price for the Shares on the NYSE was $23.97. See Section 3.

i

WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER A GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, THE HOLDERS OF SHARES RESIDING IN THAT JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN), IN THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER OFFER MATERIALS. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF OR THE DATE OF THE INFORMATION INCORPORATED BY REFERENCE HEREIN, AS APPLICABLE. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

ii

iii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. In this Offer to Purchase, we use the terms the “Company,” “Box,” “we” and “us” to refer collectively to Box, Inc. and its subsidiaries. We refer to the shares of our Class A Common Stock, par value $0.0001 per share as each, a “Share,” and collectively, the “Shares.” This summary term sheet highlights only certain information contained in this Offer to Purchase. We urge you to read the entire Offer to Purchase (including the documents incorporated by reference herein) and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) because they contain the full details of the Offer. In this summary term sheet we have included references to the sections of this document where you will find a more complete discussion of the terms of the Offer.

Who is offering to purchase my Shares?

Box, Inc., the issuer of the Shares.

How many Shares is the Company offering to purchase?

Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price (as defined herein), Shares validly tendered in the Offer and not validly withdrawn, up to a maximum aggregate purchase price of $500 million. Because the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. See Sections 1 and 2.

At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the Securities and Exchange Commission (the “SEC”) to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of the issued and outstanding Shares as of May 15, 2021. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of the issued and outstanding Shares as of May 15, 2021. Our Shares outstanding as of May 15, 2021 do not include (i) Shares issuable upon exercise of existing stock options, settlement of outstanding restricted stock units (“RSUs”), conversion of our outstanding 0% Convertible Senior Notes due 2026 (the “Convertible Notes”) or conversion of the convertible preferred stock that we previously issued in connection with the Strategic Investment (as defined herein), (ii) 559,366 Shares expected to be issued as consideration upon the closing of certain contemplated acquisitions or (iii) Shares that are reserved for future issuance under our employee equity plans.

In addition, in the event that Shares are validly tendered at or below the Purchase Price having an aggregate purchase price of more than $500 million, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of the Shares sought in the Offer, subject to applicable law. See Sections 1 and 15.

The Offer is not conditioned on any minimum number of Shares being tendered by stockholders, but is subject to certain other conditions. See Sections 7 and 9.

What is the purpose of the Offer?

Following a comprehensive review of a wide range of strategic options, on April 7, 2021, our Board of Directors (the “Board”) unanimously determined to enter into an Investment Agreement (the “Investment Agreement”) pursuant to which certain funds affiliated with KKR Credit Advisors (US) LLC (“KKR”) agreed to lead a $500 million investment in the Company in the form of Series A Convertible Preferred Stock. In reaching its decision, our Board unanimously determined that continuing to execute on our long-term strategy in combination with a significant share repurchase and the support of KKR was the optimal path to drive the Company’s next phase of growth. We refer to the KKR-led investment as the “Strategic Investment.” See “—Have there been any recent developments of which I should be aware?”. Prior to the consummation of the Strategic Investment and as contemplated by the Investment Agreement, KKR elected to syndicate $350 million of the $500 million investment to certain investment partners. The Strategic Investment closed on May 12, 2021. Upon the closing of the Strategic Investment, pursuant to the terms of the Investment Agreement, John Park, Head of Americas Technology Private Equity at KKR, was appointed to the Board. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with the proceeds of the Strategic Investment and available cash. See Section 2.

On May 27, 2021, the Board unanimously determined to use substantially all of the proceeds from the Strategic Investment to repurchase Shares, which was expected to occur through a “modified Dutch auction” tender offer. The purpose of the Offer is to return capital to our stockholders. In particular, the Board believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all Company stockholders with the opportunity to tender all or a portion of their Shares if they so elect at a price they may select within the specified range. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, the Board believes the Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs inherent in open market purchases and sales. See Section 2.

What will the Purchase Price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $22.75 to $25.75 per Share. The purchase price (the “Purchase Price”) will be the lowest price at which, based on the number of Shares tendered and the prices specified by the tendering stockholders, we can purchase up to $500 million in value of Shares, or such lesser number of Shares as are validly tendered and not validly withdrawn. All Shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares tendered at a price above the Purchase Price. We will determine the Purchase Price for tendered Shares promptly after the Offer expires. If your Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

If you wish to maximize the likelihood that your Shares will be purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares will be deemed to have been tendered at $22.75 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Purchase Price that is to be paid for all purchased Shares and could result in your Shares being purchased at $22.75 per Share, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the New York Stock Exchange

(the “NYSE”) on June 1, 2021, the last full trading day prior to the commencement of the Offer, which was $23.97 per Share, and could be below the last reported sale price of the Shares on the NYSE on the Expiration Time.

See Section 1.

How many Shares will the Company purchase in the Offer?

We are offering to purchase up to $500 million in value of Shares. If, based on the Purchase Price we determine, more than $500 million in value of Shares are validly tendered and not validly withdrawn, we will purchase all Shares tendered at or below the Purchase Price on a pro rata basis, except for “odd lots” (of less than 100 Shares), which we will purchase on a priority basis (though tenders of less than all of the Shares owned by an Odd Lot Holder (as defined herein) will not qualify for this priority), and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of May 15, 2021. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of our issued and outstanding Shares as of May 15, 2021. Our Shares outstanding as of May 15, 2021 do not include (i) Shares issuable upon exercise of existing stock options, settlement of existing RSUs, conversion of the Convertible Notes or conversion of the convertible preferred stock that we previously issued in connection with the Strategic Investment, (ii) 559,366 Shares expected to be issued as consideration upon the closing of certain contemplated acquisitions, or (iii) Shares that are reserved for future issuance under our employee equity plans. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions. See Sections 1, 6 and 7.

In addition, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $500 million, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of the Shares sought in the Offer, subject to applicable law. See Sections 1 and 15.

How will the Company pay for the Shares?

The maximum aggregate purchase price of Shares repurchased in the Offer will be $500 million. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with proceeds from the Strategic Investment and available cash.

How do I tender my Shares?

We have been informed by Computershare Trust Company, N.A., as registrar and transfer agent for the Shares, that none of the Shares are certificated. If you want to tender all or part of your Shares, you must do one of the following before the applicable deadline set forth below:

•

if you hold Shares in your own name, you must follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”);

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each, a “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•	if you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested but unexercised stock options outstanding under the Company’s 2015 Equity Incentive Plan or 2011 Equity Incentive Plan (collectively, the “Equity Plans”), you may, subject to the requirements of the applicable Equity Plan and award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11);

•

if you are a holder of RSUs outstanding under an Equity Plan, you may tender the Shares underlying such RSUs only if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares; or

•

if you are unable to deliver the required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must tender Shares pursuant to the Offer by complying with the guaranteed delivery procedures outlined in Section 3.

You may contact Innisfree M&A Incorporated, which is acting as the Information Agent for the Offer (the “Information Agent”), or Morgan Stanley & Co. LLC, which is acting as the Dealer Manager for the Offer (the “Dealer Manager”), for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested but unexercised stock options for Shares participate in the Offer?

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the requirements of the applicable Equity Plan and your award agreement, and tender the Shares received pursuant to such exercise in accordance with the Offer. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor.

If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to allow yourself adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

May holders of RSUs participate in the Offer?

Holders of RSUs outstanding under an Equity Plan may not tender the Shares underlying such RSUs in the Offer unless and until the applicable RSUs have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. See Section 3.

How long do I have to tender my Shares and can the Offer be extended, amended or terminated?

You may tender your Shares until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on June 29, 2021, unless we extend it (such date and time, as it may be extended, the “Expiration Time”). See Section 1. If a nominee holds your Shares, it is likely that it will require you to meet an earlier deadline for tendering into the Offer. We recommend that beneficial owners holding Shares through nominees and wishing to participate in the Offer contact such nominees as soon as possible in order to determine the times by which such beneficial owners must take action in order to participate in the Offer. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend the Offer in our sole discretion or terminate the Offer in our reasonable discretion if one or more of the specified conditions to the Offer are not met prior to the Expiration Time, in each case subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). If (1) we (a) make any change to the purchase price range at which we are offering to purchase Shares in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of Shares purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of Shares purchasable in the Offer by more than 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in Section 15, the Offer will be extended until the expiration of such ten business day period. See Sections 7 and 15.

How will I be notified if the Company extends the Offer, amends the terms of the Offer or terminates the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new expiration time by 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Time. We will announce any amendment of the terms of the Offer or termination of the Offer by making a public announcement of the amendment or termination. See Section 15. If we extend the Offer, you may withdraw your Shares until the Expiration Time, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred:

•

there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

•

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits of the Offer to us; or

•

could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or material escalation, on or after June 2, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after June 2, 2021 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer) or an act of terrorism, directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on June 1, 2021, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, or on the trading in the Shares, or on the benefits we expect to receive from the Offer;

•

a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares, or on the benefits we expect to receive from the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

there has been any legislation amending the Internal Revenue Code of 1986, as amended, that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•	we learn that:

•

any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 1, 2021);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 1, 2021 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares;

•

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries, or on the trading in the Shares, or on the benefits we expect to receive from the Offer; or

•

we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act or beneficially owned by fewer than 300 persons.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares properly tendered and not properly withdrawn prior to the Expiration Time; or

•

delay acceptance for payment or payment for Shares, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time, subject to applicable law. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

As of May 15, 2021, we had 162,762,116 issued and outstanding Shares. At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of May 15, 2021. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of our issued and outstanding Shares as of May 15, 2021. Our Shares outstanding as of May 15, 2021 do not include (i) Shares issuable upon exercise of existing stock options, settlement of existing RSUs, conversion of the Convertible Notes or conversion of the convertible preferred stock that we previously issued in connection with the Strategic Investment, (ii) 559,366 Shares expected to be issued as consideration upon the closing of certain contemplated acquisitions or (iii) Shares that are reserved for future issuance under our employee equity plans.

If the Offer is fully subscribed at the maximum Purchase Price, we will have approximately 143,344,641 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price, we will have approximately 140,784,095 Shares issued and outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares issued and outstanding at such time will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.

If any of our stockholders:

•	who hold Shares in their own name as holders of record, or

•	who are “registered holders” as participants in the DTC system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2. The Offer is conditioned upon no determination having been made by us that the Shares may be beneficially owned by fewer than 300 persons following the consummation of the Offer. See Section 7.

Shares that we acquire in the Offer will be retired and be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or NYSE rules) for all purposes, such as issuance under our employee equity plans, the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plans for the reissuance of Shares purchased in the Offer.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer is conditioned upon no determination having been made by us that consummation of the Offer will cause the Company to be delisted from NYSE or eligible for deregistration under the Exchange Act or the Shares to be beneficially owned by fewer than 300 persons, which might otherwise result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act.

What happens if more than $500 million in value of Shares are tendered at or below the Purchase Price?

If, based on the Purchase Price, Shares having an aggregate purchase price in excess of $500 million (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares as follows:

•

first, from all holders of “odd lots” of less than 100 Shares who validly tender all of their Shares at prices at or below the Purchase Price determined by us who complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, from all other stockholders who validly tender Shares at prices at or below the Purchase Price determined by us, on a pro rata basis (except for stockholders who tendered Shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit us to purchase $500 million of Shares (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have validly tendered Shares at prices at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you validly tender them a price at or below the Purchase Price. See Section 1 and, for additional information on conditional tenders, see Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

Upon the terms and subject to the conditions of the Offer, if you own beneficially or of record fewer than 100 Shares in the aggregate, validly tender all of these Shares at or below the Purchase Price determined by us, do not withdraw such Shares before the Offer expires and complete the section entitled “Odd Lots” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, at the end of the day on June 29, 2021, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If we have not accepted for payment the Shares you have tendered, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, at the end of the day on July 28, 2021.

How do I withdraw Shares I previously tendered?

To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares, if different from the name of the person who tendered the Shares. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a nominee, you must instruct that nominee to arrange for the withdrawal of your Shares.

What will happen to my Shares if they are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer by crediting the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to the stockholder.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board has unanimously approved our making the Offer. However, none of the Company, our Board, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you should tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their Shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the consummation of the Offer will increase the proportional holdings of our directors and executive officers. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

Stockholders who choose not to tender their Shares will own a greater percentage interest in our outstanding Shares following the consummation of the Offer. See Section 2.

What is the recent market price of my Shares?

On June 1, 2021, the last full trading day before the commencement of the Offer, the last reported sale price of our Shares on the NYSE was $23.97 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what price to tender your Shares. See Section 8.

When and how will the Company pay for the Shares I tender?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after expiration of the Offer. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See Section 5.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer.

Whether we make additional repurchases after the conclusion of the ten-business day period following the Expiration Time will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for your Shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal (or other such form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the stockholder pursuant to the Offer. See Sections 3 and 14.

If you are a Non-U.S. Holder (as defined in Section 14), you generally will be subject to U.S. federal tax withholding at a rate of 30% on the gross payments received pursuant to the Offer, subject to reduction by applicable treaty or exemption for income that is effectively connected with your conduct of trade or business within the United States, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the exchange is characterized as a sale (for example, if the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 14). If you are a Non-U.S. Holder, you should complete, sign and return to the Depositary an IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a suitable substitute form). See Sections 3 and 14.

We advise you to consult your tax advisor with respect to your particular situation.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in cash and cash equivalents in a corresponding amount. See Section 2.

Will I have to pay brokerage commissions if I tender my Shares?

If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your Shares through a nominee and such nominee tenders your Shares on your behalf, that nominee may charge you a fee. You should consult with your nominee to determine whether any charges will apply. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered Shares are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Have there been any recent developments of which I should be aware?

Following a comprehensive review of a wide range of strategic options, on April 7, 2021, the Company entered into the Investment Agreement relating to the issuance and sale of 500,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $500 million, or $1,000 per share (the “Strategic Investment”). The Strategic Investment, led by KKR, closed on May 12, 2021. Upon the closing of the Strategic Investment, pursuant to the terms of the Investment Agreement, John Park, Head of Americas Technology Private Equity at KKR, was appointed to the Board. The Investment Agreement and a Joinder Agreement pursuant to which certain investment partners agreed to assume the obligations of KKR to purchase an aggregate of approximately $350 million of the $500 million in shares of Series A Preferred Stock issued by the Company at the closing have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC in relation to the Offer and are incorporated by reference herein.

On May 10, 2021, an affiliate of Starboard Value LP (“Starboard”) sent to the Company a notice of nomination of four individuals for election as directors at the Company’s 2021 annual meeting of stockholders (the “Annual Meeting”). Starboard has not withdrawn its notice.

On May 20, 2021, Starboard made a demand for inspection of the Company’s books and records for information relating to, among other things, the Investment Agreement and the Offer.

Who do I contact if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent, toll-free at 1 (877) 750-8233, or the Dealer Manager at 1 (855) 483-0952. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Offer materials from the Information Agent at the telephone number listed above or the address listed on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to the Company’s future plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of the Company’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:

•	our ability to complete the Offer;

•	the price at which we ultimately determine to purchase Shares in the Offer and the number of Shares tendered in the Offer;

•	the price and time at which we may make additional Share repurchases, if any, following completion of the Offer and the number of Shares acquired in such repurchases;

•

our future financial and operating results; including expectations regarding revenues, deferred revenue, billings, remaining performance obligations, gross margins, operating income, and net retention rate;

•	our ability to maintain an adequate rate of revenue and billings growth and our expectations regarding such growth;

•	our market opportunity, business plan and ability to effectively manage our growth;

•	our ability to achieve profitability and expand or maintain positive cash flow;

•	our ability to achieve our long-term margin objectives;

•	our ability to grow our remaining performance obligations;

•	our expectations regarding our revenue mix;

•	costs associated with defending intellectual property infringement and other claims and the frequency of such claims;

•	our ability to attract and retain end-customers;

•	our ability to further penetrate our existing customer base;

•	our ability to displace existing products in established markets;

•	our ability to expand our leadership position as a cloud content management platform;

•	our ability to timely and effectively scale and adapt our existing technology;

•	our ability to innovate new products and features and bring them to market in a timely manner and the expected benefits to customers and potential customers of our products;

•

our investment strategy, including our plans to further invest in our business, including investment in research and development, sales and marketing, our data center infrastructure and our professional services organization, and our ability to effectively manage such investments;

•	our ability to expand internationally;

•	expectations about competition and its effect in our market and our ability to compete;

•	the effects of seasonal trends on our operating results;

•	use of non-GAAP financial measures;

•	our belief regarding the sufficiency of our cash, cash equivalents and our credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months;

•	our expectations concerning relationships with third parties;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to realize the anticipated benefits of our partnerships with third parties;

•	the effects of new laws, policies, taxes and regulations on our business;

•	management’s plans, beliefs and objectives, including the importance of our brand and culture on our business;

•	our ability to maintain, protect and enhance our brand and intellectual property;

•	acquisitions of or investments in complementary companies, products, services or technologies and our ability to successfully integrate such companies or assets;

•	the potential impact of stockholder activism on Box’s business and operations; and

•	the impact of public health epidemics or pandemics, such as the COVID-19 pandemic, and governmental responses thereto.

Additional information concerning these and other factors can be found in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. Except as may otherwise be required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein under Section 2, “Purpose of the Offer; Certain Effects of the Offer” and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, as amended.

INTRODUCTION

To the holders of our Class A Common Stock:

We invite our stockholders to tender up to $500 million in value of shares of our issued and outstanding Class A Common Stock, par value $0.0001 per share (each, a “Share,” and collectively, the “Shares”), for purchase by us at a price calculated as described herein that is not less than $22.75 nor greater than $25.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering stockholders. This single per Share price (the “Purchase Price”) will be the lowest single purchase price, not less than $22.75 nor greater than $25.75, that would allow us to purchase $500 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in the event that less than $500 million in value of Shares is properly tendered and not properly withdrawn. We will not purchase any Shares tendered at prices in excess of the Purchase Price.

We may not purchase all of the Shares tendered at or below the Purchase Price because of “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares having an aggregate value of $500 million or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Time. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Section 1. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if, based on the Purchase Price, Shares having an aggregate value in excess of $500 million are properly tendered and not properly withdrawn, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Time to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, MORGAN STANLEY & CO. LLC (THE “DEALER MANAGER”), INNISFREE M&A INCORPORATED (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A. (THE

“DEPOSITARY”), OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 14.

As of May 15, 2021, we had 162,762,116 Shares issued and outstanding. At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of our issued and outstanding Shares. As of May 15, 2021, an aggregate of 26,984,335 Shares remained available for future awards under Box, Inc. 2015 Equity Incentive Plan and approximately 24,339,229 Shares were subject to currently outstanding equity awards granted under our equity plans. As of May 15, 2021, an aggregate of 1,356,993 Shares remained available for purchase by our employees under the Box, Inc. 2015 Employee Stock Purchase Plan. See Section 10.

If, based on the Purchase Price, Shares having an aggregate value of $500 million or less are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. The Shares are listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “BOX.” On June 1, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $23.97 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 10.

Box’s principal executive office is located at 900 Jefferson Ave., Redwood City CA 94063 and its telephone number is (877) 729-4269.

THE OFFER

1.	Number of Shares; Purchase Price; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to $500 million in value of Shares, or if a lesser amount of Shares is validly tendered and not validly withdrawn, all Shares that are validly tendered and not validly withdrawn, at a price not less than $22.75 nor greater than $25.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest. We will not purchase any Shares at a price in excess of the Purchase Price.

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on June 29, 2021, unless we extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If we:

•	change the price range offered to be paid for Shares;

•

increase the aggregate purchase price limit and thereby increase the number of Shares purchasable in the Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding Shares; or

•	decrease the aggregate purchase price limit and thereby decrease the number of Shares purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such change, increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject to other conditions. See Section 7.

In accordance with Instruction 5 to the Letter of Transmittal, stockholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $22.75, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not less than $22.75 nor greater than $25.75 per Share, at which they are willing to sell their Shares to us under the Offer. In the event that a stockholder specifies such a purchase price or purchase prices that exceeds the Purchase Price, the Company shall not purchase the Shares of such stockholder. Prices may be specified in increments of $0.25.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tenders described in the Offer, determine a single per Share price that we will pay for Shares validly tendered and not validly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will determine the lowest purchase price specified by tendering stockholders that will allow us to buy Shares having an aggregate purchase price of up to $500 million. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price that is less than or equal to $500 million are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer prior to the

Expiration Time. All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering stockholders wish to maximize the likelihood that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under the Offer.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $22.75 per Share, which is the low end of the price range in the Offer.

All Shares we acquire in the Offer will be acquired at the same Purchase Price regardless of whether any stockholder tendered at a lower price. We will purchase only Shares validly tendered at or below the Purchase Price and not validly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares validly tendered and not validly withdrawn, even if stockholders tendered at or below the Purchase Price, if, based on the Purchase Price, more than $500 million of Shares are validly tendered and not validly withdrawn. We will return Shares tendered at prices in excess of the Purchase Price and Shares that we do not purchase because of the odd lot priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

If the number of Shares validly tendered at or below the Purchase Price and not validly withdrawn is less than or equal to $500 million of Shares, or such greater number of Shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price and not validly withdrawn.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares having an aggregate purchase price in excess of $500 million have been validly tendered at or below the Purchase Price determined by us and not validly withdrawn, we will, subject to applicable law, purchase such Shares validly tendered and not validly withdrawn on the basis set forth below:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•

tenders all Shares owned beneficially or of record at prices at or below the Purchase Price (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares; and

•

Third, if necessary to permit us to purchase $500 million of Shares at the Purchase Price (or such greater amount as we may elect to pay), Shares conditionally tendered at prices at or below the Purchase Price (for which the condition was not initially satisfied) and not withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased even if they are tendered a price at or below the Purchase Price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased even if they are tendered at or below the Purchase Price.

Odd Lots. The term “Odd Lots” means all Shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not withdrawn by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this Odd Lot preference, an Odd Lot Holder must tender all Shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or Share positions representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in the Odd Lot Holder’s name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of such Odd Lot Holder’s Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares validly tendered and not validly withdrawn by the stockholder to the total number of Shares validly tendered and not validly withdrawn by all stockholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares validly tendered and not validly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, “Material U.S. Federal Income Tax Consequences”, the number of Shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords tendering stockholders the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. Shares underlying existing stock options may not be conditionally tendered without such stock options first being irrevocably exercised and the Shares issued in respect thereof tendered in the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. We intend to purchase up to $500 million of our Shares in the Offer. At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of May 15, 2021. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of our issued and outstanding Shares as of May 15, 2021. Our Shares outstanding as of May 15, 2021 do not include (i) Shares issuable upon exercise of existing stock options, settlement of existing RSUs, conversion of the outstanding 0% Convertible Senior Notes due 2026 (the “Convertible Notes”) or conversion of the convertible preferred stock that we previously issued in connection with the Strategic Investment, (ii) 559,366 Shares expected to be issued as consideration upon the closing of certain contemplated acquisitions or (iii) Shares that are reserved for future issuance under our employee equity plans.

Following a comprehensive review of a wide range of strategic options, on April 7, 2021, our Board unanimously determined to enter into an Investment Agreement (the “Investment Agreement”) pursuant to which certain funds affiliated with KKR Credit Advisors (US) LLC (“KKR”) agreed to lead a $500 million investment in the Company in the form of Series A Convertible Preferred stock. In reaching its decision, our Board unanimously determined that continuing to execute on our long-term strategy in combination with a significant share repurchase and the support of KKR was the optimal path to drive the Company’s next phase of growth. We refer to the KKR-led investment as the “Strategic Investment.” Prior to the consummation of the Strategic Investment and as contemplated by the Investment Agreement, KKR elected to syndicate $350 million of the $500 million investment to certain investment partners. The Strategic Investment closed on May 12, 2021. Upon the closing of the Strategic Investment, pursuant to the terms of the Investment Agreement, John Park, Head of Americas Technology Private Equity at KKR, was appointed to the Board. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with the proceeds of the Strategic Investment and available cash. See Section 2.

On May 27, 2021, the Board unanimously determined to use substantially all of the proceeds from the Strategic Investment to repurchase Shares, which was expected to occur through a “modified Dutch auction” tender offer. The purpose of the Offer is to return capital to our stockholders. In particular, the Board believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all Company stockholders with the opportunity to tender all or a portion of their Shares if they so elect at a price they may select within the specified range. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, the Board believes the Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs inherent in open market purchases and sales.

Our Board has unanimously approved our making the Offer. However, none of the Company, our Board, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you should tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. You should read the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal carefully, including information regarding the purposes and effects of the Offer. You should discuss whether to tender your Shares with your tax advisor, financial advisor and/or broker.

Potential Benefits of the Offer. Our Board believes that the Offer will generate significant value for our stockholders while allowing the Company to continue to execute on its strategic initiatives. Our Board believes that the Offer provides our stockholders with benefits that include the following:

•

The Offer provides our stockholders with an opportunity to tender their Shares and thereby receive a return of capital if they so elect, without potential disruption to the Share price and the usual transaction costs associated with market sales.

•

Stockholders who elect not to tender in the Offer will increase their percentage ownership in the Company following completion of the Offer and thereby continue participating in the Company’s future performance.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to the Company and stockholders who choose not to tender their Shares, including the following:

•

We expect to use the proceeds of the Strategic Investment as the primary source of funds to purchase Shares in the Offer. We expect to use available cash to pay the fees and expenses incurred in connection with the Offer. As of April 30, 2021, we had cash and cash equivalents in the amount of $561.5 million (which amount is not adjusted for our receipt of $500.0 million from the issuance and sale of 500,000 shares of our Series A Preferred Stock in connection with the Stategic Investment that closed on May 12, 2021).

•

The Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of May 15, 2021, we had 162,762,116 issued and outstanding Shares. At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of May 15, 2021. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of our issued and outstanding Shares as of May 15, 2021. Our Shares outstanding as of May 15, 2021 do not include (i) Shares issuable upon exercise of existing stock options, settlement of existing RSUs, conversion of the Convertible Notes or conversion of the convertible preferred stock that we previously issued in connection with the Strategic Investment, (ii) 559,366 Shares expected to be issued as consideration upon the closing of certain contemplated acquisitions or (iii) Shares that are reserved for future issuance under our employee equity plans.

•

All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the consummation of the Offer will increase the proportional holdings of our directors and executive officers. See Section 11.

Certain Effects of the Offer. After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of up to $500 million of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or beneficially owned by fewer than 300 persons. See Section 7.

Shares that we acquire in the Offer will be retired and be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or NYSE rules) for all purposes, such as issuance under our employee equity plans, the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plans for the reissuance of Shares purchased in the Offer other than Shares to be issued under our employee equity plans under the normal course not to exceed the amounts previously authorized by stockholders under each plan.

Stockholders who do not tender may be able to sell their non-tendered Shares in the future on the NYSE or otherwise at a price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell their Shares in the future.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in cash and cash equivalents in a corresponding amount.

The consummation of the Offer may result in a cumulative “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). However, we do not expect such a change in ownership, if it is deemed to have occurred, to limit, in any material respect, the utilization of our tax credits (including foreign tax credits) or net operating losses.

The anti-dilution adjustment provisions of the Company’s existing outstanding Convertible Notes may require an increase in the conversion rate applicable to the Convertible Notes based on a formula in which the aggregate consideration paid in the Offer plus the aggregate value of the outstanding Shares immediately following the Offer is divided by the aggregate value of the outstanding Shares prior to the Offer, with each such aggregate value to be determined based on the price of the Shares after the Expiration Time. However, the value of several of the variables needed to calculate this formula will not be known until after the Expiration Time.

The variables in the formula consist of (i) the number of Shares outstanding immediately after the Expiration Time (after giving effect to the purchase of Shares in the Offer), (ii) the number of Shares outstanding immediately prior to the Expiration Time and (iii) the average of the last reported sale prices of the Shares over the 10 consecutive trading day period commencing on, and including, the trading day following the Expiration Time. See Section 14.04(e) of the indenture for the Convertible Notes. No adjustment will be made, however, if it would result in the conversion rate being decreased. In addition, the Company may defer any increase of less than 1% in the conversion rate as described in the indenture.

Other Share Repurchases. Our ability to repurchase Shares is subject to certain restrictions under our senior credit facility. Our senior credit facility restricts our ability to consummate cash Share repurchases and make other restricted cash payments on our Shares. These limitations are described in greater detail in our senior credit facility that has been filed with the SEC. We have obtained consent from our lender to use the proceeds of the Strategic Investment to repurchase Shares.

Recent Developments. On May 10, 2021, an affiliate of Starboard Value LP (“Starboard”) sent to the Company a notice of nomination of four individuals for election as directors at the Company’s 2021 annual meeting of stockholders (the “Annual Meeting”). Starboard has not withdrawn its notice.

On May 20, 2021, Starboard made a demand for inspection of the Company’s books and records for information relating to, among other things, the Investment Agreement and the Offer.

Other Plans. Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•

any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company; or

•	any changes in our Certificate of Incorporation and our Bylaws, each as amended to date, or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events. See the section titled “Summary Term Sheet—Have there been any recent developments of which I should be aware?”.

3.	Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of Shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or an “agent’s message” (see “Book-Entry Transfer” below) and any other required documents; and

•	a book-entry confirmation of the delivery of tendered Shares in accordance with the procedures for book-entry transfer described below (see “Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a nominee holds your Shares, it is likely they have an earlier deadline for you to act to instruct them to tender Shares on your behalf. We urge you to contact your nominee to find out their applicable deadline.

The valid tender of Shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer,” which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize the likelihood that your Shares will be purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares will be deemed to have been tendered at $22.75 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Purchase Price and could result in the tendered Shares being purchased at $22.75 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering stockholders wish to indicate a specific price (in increments of $0.25) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Purchase Price.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. A stockholder tendering Shares through DTC using DTC’s Automated Tender Offer Program (“ATOP”) who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered (unless previously withdrawn in accordance with the terms of the Offer) at more than one price. In order to withdraw tendered Shares, stockholders who tendered their Shares at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their Shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold Shares through a nominee are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Equity Plans; Stock Awards. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the requirements of the applicable Equity Plan and award agreement, and tender the Shares received pursuant to such exercise in accordance with the Offer. See the section titled “Valid Tender” above. Holders of vested but unexercised stock options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1 and other considerations you may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. We encourage those holders to discuss the Offer with their broker and/or tax or financial advisor.

Restricted Stock Units. Holders of RSUs under an Equity Plan may not tender the Shares underlying such RSUs in the Offer unless and until such RSUs have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. Once Shares underlying the RSUs have vested, and you have received the underlying Shares free of restrictions on the transfer of such Shares, you may tender some or all of such Shares in the Offer, subject to the terms and conditions of the Offer.

Book-Entry Transfer. We have been informed by Computershare Trust Company, N.A., the registrar and transfer agent for the Shares, that none of the Shares are certificated. For purposes of the Offer, the Depositary will establish an account for the Shares at DTC within two business days after the date of this Offer to Purchase.

Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message and all other required documents, must in any case be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Letters of Transmittal must be received in the office of the Depositary by the Expiration Time of 12:00 midnight, New York City time, at the end of the day on June 29, 2021. Delivery of these documents to the Depositary’s P.O. Box on June 29, 2021 does not constitute receipt by the Depositary. Guaranteed deliveries will be accepted via overnight courier or mail until the Expiration Time. Timeliness of receipt of all documents shall be determined by the Depositary in its sole discretion.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for Shares if:

•	the “registered holder(s)” of those Shares sign(s) the Letter of Transmittal and has not completed either the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any stockholder registered on the books of the Company’s transfer agent, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an “eligible institution.” If the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Shares surrendered, then the Letter of Transmittal must be accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders or owners are registered, with the signatures on the stock powers guaranteed as aforesaid.

In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares under the Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an “eligible institution;”

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and by 5:00 p.m. New York City time, two trading days after the date of execution and delivery of that Notice of Guaranteed Delivery, confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Time and must include a guarantee by an “eligible institution” in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return unpurchased Shares promptly after the expiration of the Offer or the valid withdrawal of the Shares, as applicable, by crediting the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (b) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our reasonable discretion, any conditions of the Offer prior to the Expiration Time with respect to all stockholders or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction.

U.S. Federal Income Tax Backup Withholding; Information Reporting. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a stockholder in the Offer must be withheld and remitted to the Internal Revenue Service the (the “IRS”) unless the stockholder provides its taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), and certifies under penalties of perjury that such number is correct, or such stockholder otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain stockholders (including, among others, most corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt stockholders.

Stockholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

Withholding for Non-U.S. Holders. Because we may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, the Depositary (or other applicable withholding agent) generally will presume, for withholding purposes, that the entire amount received by a Non-U.S. Holder participating in the Offer is a dividend distribution from us. Accordingly, even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) generally will withhold U.S. federal income taxes equal to 30% of the gross payments payable to such Non-U.S. Holder, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of or an exemption from withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) before payment is made, certifying that the Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable tax treaty and that it is not subject to withholding under the provisions commonly referred to as “FATCA”. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8ECI (or a suitable substitute form) before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due and the requisite information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding two paragraphs.

As described above under “Withholding for Non-U.S. Holders”, the applicable withholding agent generally will treat the entire amount payable to a Non-U.S. Holder as a dividend distribution from us. Accordingly, such withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a suitable substitute form) demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding for Non-U.S. Holders” above. Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For further discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

4.	Withdrawal Rights

You may withdraw Shares that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered Shares at any time after 12:00 midnight, New York City time, at the end of the day on July 28, 2021, unless such Shares have already been accepted for payment by us as provided in the Offer. Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, the Dealer Manager, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (a) will determine the Purchase Price we will pay for Shares validly tendered and not withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and (b) will accept for payment and pay for, and thereby purchase, Shares having an aggregate purchase price of up to $500 million validly tendered at prices at or below the Purchase Price and not withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price, and not withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for Shares purchased by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. We will be deemed to have purchased Shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate purchase price for the Shares.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures.

All Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder that fails to complete fully, sign and return to the Depositary (or other applicable withholding agent) the IRS Form W-9 included as part of the Letter of Transmittal (or an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8, if the tendering stockholder is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder paid pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining a refund from the IRS.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, Shares tendered pursuant to the Offer prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such Shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal and, if applicable, a Notice of Guaranteed Delivery must be purchased if any Shares tendered are purchased. Shares underlying existing stock options may not be conditionally tendered without such stock options first being irrevocably exercised and the Shares issued in respect thereof tendered in the Offer.

Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Time, if, based on the Purchase Price determined in the Offer, more than $500 million of Shares are validly tendered and not withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all Shares validly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Time, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining Shares validly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $500 million then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $500 million of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept for payment and pay for your tendered Shares depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred:

•

there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

•

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits of the Offer to us; or

•

could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or material escalation, on or after June 2, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after June 2, 2021 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer) or an act of terrorism, directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on June 1, 2021, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, or on the trading in the Shares, or on the benefits we expect to receive from the Offer;

•

a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares, or on the benefits we expect to receive from the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

there has been any legislation amending the Code that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•	we learn that:

•

any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 1, 2021);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 1, 2021 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares;

•

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries, or on the trading in the Shares, or on the benefits we expect to receive from the Offer; or

•

we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act or beneficially owned by fewer than 300 persons.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares properly tendered and not properly withdrawn prior to the Expiration Time; or

•

delay acceptance for payment or payment for Shares, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time, subject to applicable law. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8.	Price Range of the Shares; Dividends

The Shares are listed for trading on the NYSE under the symbol “BOX.” The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on the NYSE. Historically Box has not paid cash dividends and does not anticipate the payment of cash dividends on the Shares in the immediate future.

	High	Low
Fiscal Year 2020
First Quarter	$24.93	$18.37
Second Quarter	20.88	15.30
Third Quarter	17.96	12.46
Fourth Quarter	18.80	14.76
Fiscal Year 2021
First Quarter	16.97	8.64
Second Quarter	22.09	14.90
Third Quarter	21.23	15.41
Fourth Quarter	20.18	15.08
Fiscal Year 2022
First Quarter	26.47	16.85
Second Quarter (through June 1, 2021)	24.34	20.36

On June 1, 2021, the last full trading day before the commencement of the Offer, the last reported sale price of our Shares on the NYSE was $23.97 per Share. We urge stockholders to obtain a current market price for the Shares before deciding whether, and at what price or prices, to tender their Shares.

9.	Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price for the Shares purchased in the Offer will be $500 million. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with proceeds from the Strategic Investment and available cash. As of April 30, 2021, the Company had cash and cash equivalents in the amount of $561.5 million (which amount is not adjusted for our receipt of $500.0 million from the issuance and sale of 500,000 shares of our Series A Preferred Stock in connection with the Strategic Investment that closed on May 12, 2021).

10.	Certain Information Concerning Box

Box provides a leading cloud content management platform that enables organizations of all sizes to securely manage their content while allowing easy, secure access and sharing of this content from anywhere, on any device. With our Software-as-a-Service (SaaS) cloud content management platform, users can collaborate on content both internally and with external parties, automate content-driven business processes, develop custom applications, and implement data protection, security and compliance features to comply with legal and regulatory requirements, internal policies and industry standards and regulations. Box provides a single content platform that accelerates business processes, improves employee productivity and protects an organization’s most valuable data. Our platform enables a broad set of business use cases across enterprises, hundreds of file formats and media types, and user experiences. Our platform integrates with leading enterprise business applications, and is compatible with multiple application environments, operating systems and devices, ensuring that workers have access to their critical business content whenever and wherever they need it.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Self-Tender Schedule TO with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Self-Tender Schedule TO and the documents incorporated therein by reference.

We also provide access to these reports on our website at www.box.com. Information on, or that may be accessed through, our website is not incorporated by reference in this Offer to Purchase.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below (except as expressly noted below, this Offer to Purchase does not incorporate by reference any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. The following documents contain important information about us:

•	Annual Report on Form 10-K for the year ended January 31, 2021, as amended; and

•

Current Reports on Form 8-K filed on March 19, 2021, March 31, 2021, April 8, 2021, May 4, 2021, May 18, 2021 and May 27, 2021 (the press release attached as Exhibit 99.1 to the Current Report on Form 8-K filed on May 27, 2021 is expressly incorporated by reference herein, notwithstanding that such press release may be deemed furnished to, rather than filed with, the SEC).

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address set forth above. Documents incorporated by reference are available from us without charge, excluding any exhibits. You may request a copy of these filings by contacting us as set forth below. Please be sure to include your complete name and address in your request. You can find additional information by visiting our website at www.box.com. Information on, or that may be accessed through, our website is not incorporated by reference herein and does not form a part of the Offer except for the reports listed above which are also posted on our website. You should direct requests for documents to:

Box, Inc.

Attention: Investor Relations

900 Jefferson Ave.

Redwood City, California 94063

Tel: (877) 729-4269

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of May 15, 2021, there were 162,762,116 Shares outstanding. We are offering to purchase up to $500 million in value of Shares. At the maximum Purchase Price of $25.75 per Share, we could purchase 19,417,475 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of May 15, 2021. At the minimum Purchase Price of $22.75 per Share, we could purchase 21,978,021 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 13.5% of our issued and outstanding Shares as of May 15, 2021. Our Shares outstanding as of May 15, 2021 do not include (i) Shares issuable upon exercise of existing stock options, settlement of existing RSUs, conversion of the Convertible Notes, or conversion of the convertible preferred stock that we previously issued in connection with the Strategic Investment, (ii) 559,366 Shares expected to be issued as consideration upon the closing of certain contemplated acquisitions, or (iii) Shares that are reserved for future issuance under our employee equity plans.

As of May 15, 2021, our current directors and executive officers as a group (12 persons) beneficially owned an aggregate of 8,461,690 Shares, representing 5.1% of the total number of outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. Assuming the Offer is fully subscribed, our directors and executive officers as a group will beneficially own approximately 5.7% (at the maximum Purchase Price of $25.75 per Share) to 5.8% (at the minimum Purchase Price of $22.75 per Share) of our outstanding Shares, without giving effect to any shares issuable upon exercise of existing stock options, settlement of outstanding RSUs, conversion of the Convertible Notes or conversion of the Series A Preferred Stock, in each case that are beneficially owned by persons other than our directors and executive officers.

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of May 15, 2021 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Shares or Series A Preferred Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage of ownership held by that person, Shares subject to options or which are otherwise subject to vesting and that are currently exercisable or will become exercisable or vested within 60 days after May 15, 2021 are deemed outstanding, while these Shares are not deemed outstanding for computing percentage ownership of any other person. As of May 15, 2021, there were 500,000 shares of our Series A Preferred Stock outstanding. Unless otherwise noted, the address of each person listed is c/o the Secretary at Box, Inc., 900 Jefferson Ave., Redwood City, California 94063.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned	Number of Series A Preferred Shares Beneficially Owned+	Percent of Series A Preferred Shares Beneficially Owned
5% Stockholders:
The Vanguard Group, Inc.(1)	17,326,628	10.7%
Starboard Value LP(2)	13,013,663	8.0%
BlackRock, Inc.(3)	13,004,504	8.0%
Entities Affiliated with KKR(4)			149,999	30.0%
Entities Affiliated with Centerbridge(5)			116,667	23.3%
Kennedy Lewis Capital Partners Master Fund II L.P. (6)			116,667	23.3%
Entities Affiliated with Oak Hill Advisors, L.P. (7)			116,667	23.3%
Named Executive Officers and Directors:
Aaron Levie(8)	4,157,941	2.5%
Dylan Smith(9)	2,306,844	1.4%
Stephanie Carullo(10)	571,844	*
Sue Barsamian(11)	43,089	*
Carl Bass(12)	8,130	*
Dana Evan(13)	167,929	*
Kim Hammonds(14)	21,081	*
Jack Lazar(15)	18,471	*
Peter Leav(16)	23,922	*
Dan Levin(17)	1,132,693	*
Bethany Mayer(18)	9,746	*
John Park	—	*
All executive officers and directors as a group (12 persons)(19)	8,461,690	5.1%

*	Represents beneficial ownership of less than one percent (1%).
+	None of the holders of Series A Preferred Stock beneficially owns more than 5% of the Shares.
(1)

According to a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. (“Vanguard”), as investment advisor, has sole voting power with respect to none of the reported shares, shared voting power with respect to 330,503 of the reported shares, sole dispositive power with respect to 16,873,856 of the reported shares and shared dispositive power with respect to 452,772 of the reported shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

According to a Schedule 13D/A filed with the SEC on May 10, 2021. Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”) has sole voting and dispositive power with respect to 6,872,443 of the reported shares. Starboard Value and Opportunity S LLC (“Starboard S LLC”) has sole voting and dispositive power with respect to 1,275,334 of the reported shares. Starboard Value and Opportunity C LP (“Starboard C LP”) has sole voting and dispositive power with respect to 746,496 of the reported shares. Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), has sole voting and dispositive power with respect to 652,637 of the reported shares. Starboard X Master Fund Ltd (“Starboard X Master”) has sole voting and dispositive power with respect to 1,336,220 of the reported shares. Starboard Value LP has sole voting and dispositive power with respect to 2,130,533 of the reported shares held in its own account. Starboard Value R LP (“Starboard R LP”) is the general partner of Starboard C LP. Starboard Value L LP (“Starboard L GP”) is the general partner of Starboard L Master. Starboard Value R GP LLC (“Starboard R GP”) is the general partner of Starboard R LP and Starboard L GP. Starboard Value LP is the investment manager of Starboard V&O Fund, Starboard C LP and Starboard L Master and the manager of Starboard S LLC. Starboard Value GP LLC (“Starboard Value GP”) is the general partner of Starboard Value LP. Starboard Principal Co LP (“Principal Co”) is a member of Starboard Value GP. Starboard Principal Co GP LLC (“Principal GP”) is the general partner of Principal Co. Jeffrey C. Smith and Peter A. Feld, as members of Principal GP and as members of the Management Committees of Starboard Value GP and Principal GP, may be deemed the beneficial owners of (i) 6,872,443 Shares held by Starboard V&O Fund, (ii) 1,275,334 Shares held by Starboard S LLC, (iii) 676,215 Shares owned by Starboard C LP, (iv) 652,637 Shares owned by Starboard L Master, (v) 1,336,220 Shares held by Starboard X Master and (vi) 2,130,533 Shares held by Starboard Value LP. The address of the principal office of Starboard Value LP and Messrs. Smith and Feld is 777 Third Avenue, 18th Floor, New York, New York 10017.
(3)

According to a Schedule 13G/A filed with the SEC on January 29, 2021, BlackRock, Inc. (“BlackRock”), has sole voting power with respect to 12,567,806 of the reported shares and sole dispositive power with respect to all of the reported shares. BlackRock’s address is 55 East 52nd Street, New York, New York, 10055.

(4)

Represents 113,240 shares held by Powell Investors III L.P., 20,293 shares held by Tailored Opportunistic Credit Fund, 7,379 shares held by KKR-NYC Credit C L.P., 6,088 shares held by KKR-Milton Credit Holdings L.P. and 2,999 shares held by CPS Holdings (US) L.P. As of May 15, 2021, the Series A Preferred Shares held by these KKR-affiliated entities are convertible into 5,555,510 shares of Shares. KKR Special Situations Fund III Limited is the general partner of Powell Investors III L.P. KKR Dislocation Opportunities (EEA) Fund SCSp is the sole shareholder of KKR Special Situations Fund III Limited. KKR Associates Dislocation Opportunities SCSp is the general partner of KKR Dislocation Opportunities (EEA) Fund SCSp. KKR Dislocation Opportunities S.a r.l. is the general partner of KKR Associates Dislocation Opportunities SCSp. KKR Dislocation Opportunities Limited is the sole shareholder of KKR Dislocation Opportunities S.a r.l. KKR-NYC Credit C GP LLC is the general partner of KKR-NYC Credit C L.P. KKR-NYC SL GP MH LLC is the sole member of KKR-NYC Credit C GP LLC. KKR Associates Milton Strategic L.P. is the general partner of KKR-Milton Credit Holdings L.P. KKR Milton Strategic Limited is the general partner of KKR Associates Milton Strategic L.P. CPS Holdings (US) GP LLC is the general partner of CPS Holdings (US) L.P. CPS Managers Fund (US) L.P. is the sole member of CPS Holdings (US) GP LLC. CPS Associates (US) L.P. is the general partner of CPS Managers Fund (US) L.P. CPS (US) LLC is the general partner of CPS Associates (US) L.P. KKR Credit Fund Advisors LLC is an investment advisor to Powell Investors III L.P. and KKR-NYC Credit C L.P. and is a wholly-owned subsidiary of KKR Credit Advisors (US) LLC., which, along with KKR Australia Investment Management Pty Limited, is the investment advisor to Tailored Opportunistic Credit Fund and KKR-Milton Credit Holdings L.P. KKR Australia Pty Limited is the sole shareholder of KKR Australia Investment Management Pty Limited. KKR Asia LLC is the sole shareholder of KKR Australia Pty Limited. Kohlberg Kravis Roberts & Co. L.P. is the holder of all of the outstanding equity interests in KKR Credit Advisors (US) LLC and KKR Asia LLC and is the investment advisor to CPS Managers Fund (US) L.P. KKR & Co. GP LLC is the general partner of Kohlberg Kravis Roberts & Co. L.P. KKR Holdco LLC is the sole member of KKR & Co. GP LLC. KKR Group Partnership L.P. is the sole shareholder of each of KKR Dislocation Opportunities Limited and KKR Milton Strategic Limited and the sole member of each of KKR-NYC SL GP MH LLC, CPS (US) LLC and KKR Holdco LLC. KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. is the sole shareholder of KKR Group Holdings Corp. KKR Management LLP is the Series I preferred stockholder of KKR & Co. Inc. Messrs. Henry R. Kravis and George R. Roberts are the founding partners of KKR Management LLP. The principal business address of each of the entities and persons identified above, other than Kohlberg Kravis Roberts & Co. L.P., KKR & Co. GP LLC, KKR Holdco LLC, KKR Group Partnership L.P., KKR Group Holdings Corp., KKR & Co. Inc., KKR Management LLP and Messrs. Kravis and Roberts is 555 California Street, 50th Floor, San Francisco, CA 94104, the principal business address of the other entities and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001 and the principal business address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(5)

Represents 25,167 shares held by Centerbridge Credit Partners Master, L.P. and 91,500 shares held by Centerbridge Special Credit Partners III-Flex, L.P. As of May 15, 2021, the Series A Preferred Stock held by these Centerbridge-affiliated entities are convertible into 4,320,995 Shares. Centerbridge Credit GP Investors, L.L.C. (“Credit GP Investors”) is the sole director of Centerbridge Credit Cayman GP, Ltd. (“Credit Cayman GP”), which is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. (“Credit Partners Offshore GP”), which is the general partner of Centerbridge Credit Partners Master, L.P. (“Credit Partners Master”), and may be deemed to share beneficial ownership over the securities held of record by Credit Partners Master. As the managing member of Credit GP Investors, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by Credit Partners Master. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by Credit Partners Master, except to the extent of any proportionate pecuniary interest therein. The address of each of Credit GP Investors, Credit Cayman GP, Credit Partners Offshore GP, Credit Partners Master and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152. CSCP III Cayman GP Ltd. (“CSCP III Cayman GP”) is the general partner of Centerbridge Special Credit Partners General Partner III, L.P. (“Special Credit III GP”), which is the general partner of Centerbridge Special Credit Partners III-Flex, L.P. (“SC III-Flex”), and may be deemed to share beneficial ownership over the securities held of record by SC III-Flex. As the director of CSCP III Cayman GP, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by SC III-Flex. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by SC III-Flex, except to the extent of any proportionate pecuniary interest therein. The address of each of CSCP III Cayman GP, Special Credit III GP, SC III-Flex and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152.

(6)

As of May 15, 2021, the Series A Preferred Stock held by Kennedy Lewis Capital Partners Master Fund II L.P. are convertible into 4,320,995 Shares. Kennedy Lewis GP II LLC is the general partner of Kennedy Lewis Capital Partners Master Fund II L.P. and Kennedy Lewis Management LP is the Investment Advisor of Kennedy Lewis Capital Partners Master Fund II L.P. and share voting and investment control with respect to the securities held of record by Kennedy Lewis Capital Partners Master Fund II L.P. Darren Richman and David Chene are the Principals of Kennedy Lewis GP II LLC and Kennedy Lewis Management LP. The address of Kennedy Lewis Capital Partners Master Fund II L.P. is 111 West 33rd Street, Suite 1910, New York, NY 10120.

(7)

Interests shown are held by entities advised and/or managed by Oak Hill Advisors, L.P. or its affiliate (each, an “Oak Hill Advisors Entity”). Interests shown consists of 900 shares held by ALOHA European Credit Fund, L.P., 2,800 shares held by Future Fund Board of Guardians, 900 shares held by Illinois State Board of Investment, 1,400 shares held by Indiana Public Retirement System, 2,800 shares held by OHA AD Customized Credit Fund (International), L.P., 4,100 shares held by OHA Artesian Customized Credit Fund I, L.P., 700 shares held by OHA BCSS SSD II, L.P., 8,800 shares held by OHA Black Bear Fund, L.P., 5,300 shares held by OHA Centre Street Partnership, L.P., 8,800 shares held by OHA Credit Solutions Master Fund II SPV, L.P., 6,500 shares held by OHA Delaware Customized Credit Fund Holdings, L.P., 1,100 shares held by OHA Delaware Customized Credit Fund-F, L.P., 5,900 shares held by OHA Dynamic Credit ORCA Fund, L.P., 800 shares held by OHA Enhanced Credit Strategies Master Fund, L.P., 5,200 shares held by OHA KC Customized Credit Master Fund, L.P., 800 shares held by OHA MPS SSD II, L.P., 4,200 shares held by OHA SA Customized Credit Fund, L.P., 21,500 shares held by OHA Strategic Credit Master Fund II, L.P., 3,600 shares held by OHA Structured Products Master Fund D, L.P., 28,567 shares held by OHA Tactical Investment Master Fund, L.P., 1,200 shares held by OHAT Credit Fund, L.P. and 800 shares held by The Coca-Cola Company Master Retirement Trust. As of May 15, 2021, the Series A Preferred Stock held by these Oak Hill Advisors, L.P.-affiliated entities are convertible into 4,320,984 Shares. The business address for the Oak Hill Advisors Entities is One Vanderbilt Avenue 16th Floor New York, NY 10017. Glenn R. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill

Advisors, L.P. The interests beneficially owned by the Oak Hill Advisors Entities may also be deemed to be beneficially owned by Mr. August. Mr. August disclaims beneficial ownership of our Series A Preferred Stock beyond his pecuniary interest in the Oak Hill Advisors Entities for purposes of Section 16 under the Exchange Act.
(8)	Consists of (i) 2,141,275 shares held by Mr. Levie and (ii) 2,016,666 shares subject to options exercisable within 60 days of May 15, 2021.
(9)

Consists of (i) 911,491 shares held by Mr. Smith; (ii) 85,000 shares held by Mr. Smith, as Trustee of the DCS GRAT of 2014; (iii) 1,286,916 shares subject to options exercisable within 60 days of May 15, 2021; and (iv) 23,437 shares issuable upon the vesting of restricted stock units within 60 days of May 15, 2021.

(10)

Consists of (i) 142,158 shares held by Ms. Carullo, (ii) 399,999 shares subject to options exercisable within 60 days of May 15, 2021 and (iii) 29,687 shares issuable upon the vesting of restricted stock units within 60 days of May 15, 2021.

(11)

Consists of (i) 11,347 shares held by Ms. Barsamian, (ii) 28,726 shares subject to options exercisable within 60 days of May 15, 2021 and (iii) 3,016 shares issuable upon the vesting of restricted stock units within 60 days of May 15, 2021.

(12)	Consists of 8,130 shares issuable upon the vesting of restricted stock units within 60 days of May 15, 2021.
(13)	Consists of (i) 110,567 shares held by Ms. Evan and (ii) 57,362 shares subject to options exercisable within 60 days of May 15, 2021.
(14)	Consists of (i) 3,329 shares held by Ms. Hammonds and (ii) 17,752 shares subject to options held by Ms. Hammonds that are exercisable within 60 days of May 15, 2021.
(15)	Consists of (i) 5,277 shares held by Mr. Lazar and (ii) 13,194 shares subject to options held by Mr. Lazar that are exercisable within 60 days of May 15, 2021.
(16)

Consists of (i) 3,987 shares held by Mr. Leav, (ii) 15,948 shares subject to options held by Mr. Leav that are exercisable within 60 days of May 15, 2021 and (iii) 3,987 shares issuable upon the vesting of restricted stock units within 60 days of May 15, 2021.

(17)

Consists of (i) 11,106 shares held by Mr. Levin; (ii) 128,600 shares held of record by Daniel J. Levin and Naomi J. Andrews, as Trustees of the Levin/Andrews Family Trust dated 9/18/99; and (iii) 992,987 shares subject to options exercisable within 60 days of May 15, 2021.

(18)	Consists of 9,746 shares issuable upon the vesting of restricted stock units within 60 days of May 15, 2021.
(19)

Consists of (i) 3,563,883 shares outstanding as of May 15, 2021, (ii) 4,829,550 shares subject to options exercisable within 60 days of May 15, 2021 and (iii) 68,257 shares issuable upon the vesting of restricted stock units within 60 days of May 15, 2021.

2015 Incentive Equity Plan and Employee Stock Purchase Plan

Our 2015 Incentive Equity Plan became effective prior to the completion of our initial public offering (“IPO”). Awards granted under the 2015 Incentive Equity Plan may be (i) incentive stock options, (ii) nonstatutory stock options, (iii) RSUs, (iv) restricted stock awards or (v) stock appreciation rights, as determined by our Board or compensation committee at the time of grant. Generally, our RSUs vest over four years and, (a) for employee new hire restricted stock unit grants, twenty-five percent vest one year from the vesting commencement date and continue to vest 1/16th per quarter thereafter; or (b) for employee refresh restricted stock unit grants, 1/16th per quarter vest from the vest commencement date schedule.

Our 2015 Employee Stock Purchase Plan (the “ESPP”) also became effective prior to the completion of our IPO. The ESPP allows eligible employees to purchase Shares at a discount of up to 15% through payroll deductions of their eligible compensation, subject to any plan limitations. The ESPP provides for 24-month offering periods beginning March 16 and September 16 of each year, and each offering period consists of four six-month purchase periods.

On each purchase date, eligible employees may purchase Shares at a price per Share equal to 85% of the lesser of (1) the fair market value of Shares on the offering date or (2) the fair market value of our Shares on the purchase date. In the event the price is lower on the last day of any purchase price period, in addition to using that price as the basis for that purchase period, the offering period resets and the new lower price becomes the new offering price for a new 24-month offering period.

Director Compensation

Upon the recommendation of our Compensation Committee, our Board adopted our most recent Outside Director Compensation Policy in April 2021. This policy provides for the payment of annual retainers and annual equity grants to members of the Board who are not employees of Box. Our directors who are also our employees receive no additional compensation for their service as directors.

Cash Compensation. Each year, each outside director is eligible to receive a cash retainer of $35,000 for serving on our Board. In addition, each year, outside directors are also eligible to receive the following cash fees for service on the committees of our Board:

Committee	Committee Member Annual Retainer	Committee Chair Annual Retainer
Audit Committee	$10,000	$20,000
Compensation Committee	$8,000	$20,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Operating Committee	$8,000	$20,000

In addition, each year the Chairperson of the Board is eligible to receive a cash retainer of $50,000 for service as the Chairperson of the Board.

Equity Compensation. Upon joining our Board, each newly-elected outside director who joins our Board receives an equity award with a value of $400,000 (“Initial Equity Award”). The Initial Equity Award vests generally over a three-year period, subject to continued service through each vesting date. On the date of each annual meeting of our stockholders, each outside director receives an equity award with a value of $200,000 (“Annual Equity Award”). The Annual Equity Award fully vests upon the earlier of the 12-month anniversary of the grant date or the next annual meeting, in each case, subject to continued service through the vesting date. An outside director is not eligible for an Annual Equity Award unless the outside director has been a director for at least one full calendar year or since the previous year’s annual meeting. All equity awards to non-employee directors consist of RSUs. Equity awards issued to our outside directors are subject to full acceleration in the event of a change in control of the Company or their termination due to death or disability.

Potential Payments upon Termination or Change of Control

We have entered into change in control and severance agreements (“change in control agreements”) with our named executive officers, which require us to make specific payments and benefits in connection with the termination of such named executive officers’ employment under certain circumstances. These change in control agreements superseded any other agreement or arrangement relating to severance benefits with these named executive officers or any terms of their option agreements related to vesting acceleration or other similar severance-related terms.

The descriptions that follow describe such payments and benefits that may be owed by us to each of our named executive officers upon the named executive officer’s termination under certain circumstances, pursuant to the named executive officer’s change in control agreement.

The change in control agreements will remain in effect for an initial term of three years. At the end of the initial term, each agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 90 days prior to the date of the automatic renewal. The change in control agreements also acknowledge that each of these named executive officers is an at-will employee, whose employment can be terminated at any time.

In order to receive the severance benefits described below, each of these named executive officers is obligated to execute a release of claims against us, provided such release of claims becomes effective and irrevocable no later than 60 days following such named executive officer’s termination date, and to continue to comply with the terms of the named executive officer’s confidential information and intellectual property assignment agreement with us.

In the event of a termination of employment without “cause” (as generally defined below) outside of the “change in control period” (as generally defined below), such named executive officer will receive the following:

•	continued payments of base salary for six months; and

•	paid COBRA benefits for six months.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as generally defined below) during the “change of control period,” such named executive officer will receive the following:

•	a lump-sum payment of 12 months of base salary;

•	a lump-sum payment equal to 100% of his or her target bonus;

•	paid COBRA benefits for 12 months; and

•	100% acceleration of equity awards.

In the event any payment to one of these named executive officers is subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a “parachute payment” under Section 280G of the Code), the named executive officer will be entitled to receive such payment as would entitle him or her to receive the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of the change of control agreements, “cause” means generally the occurrence of any of the following:

•	an act of dishonesty by the named executive officer in connection with the named executive officer’s responsibilities as an employee;

•	the named executive officer’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or any crime involving fraud or embezzlement;

•	the named executive officer’s gross misconduct;

•

the unauthorized use or disclosure by the named executive officer of our proprietary information or trade secrets or those of any other party to whom the named executive officer owes an obligation of nondisclosure as a result of the named executive officer’s relationship with us;

•	the named executive officer’s willful breach of any obligations under any written agreement or covenant with us;

•	the named executive officer’s failure to cooperate with an investigation by a governmental authority; or

•	the named executive officer’s continued failure to perform his or her duties after notice and a cure period.

For the purpose of the change in control agreements with Messrs. Levie and Smith, “good reason” means generally the named executive officer’s voluntary termination of employment following the expiration of any cure period following the occurrence of one or more of the following without the named executive officer’s consent:

•

a material reduction of the named executive officer’s duties, authorities or responsibilities other than a reduction following a change in control where the named executive officer assumes similar functional duties for a stand-alone business unit due to the company becoming part of a larger entity; provided that a reduction resulting from the company not being a stand-alone business unit following a change in control will affirmatively be grounds for good reason;

•	a material reduction of the named executive officer’s base salary; or

•	a material change in the geographic location of the named executive officer’s primary work facility or location.

For the purpose of the change in control agreement with Ms. Carullo, “good reason” means generally the named executive officer’s voluntary termination of employment following the expiration of any cure period following the occurrence of one or more of the following without the named executive officer’s consent:

•

a material reduction of the named executive officer’s duties, authorities or responsibilities other than a reduction following a change in control due to the company being part of a larger entity where the named executive officer assumes similar functional duties;

•	a material reduction of the named executive officer’s base salary; or

•	a material change in the geographic location of the named executive officer’s primary work facility or location.

For the purpose of the change in control agreements, “change in control period” means generally the period beginning three months prior to, and ending 12 months following, a change in control of the company.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving Shares during the 60 days prior to June 2, 2021, except as follows:

•	On April 7, 2021 (when our Share price was $24.27) Dylan Smith exercised options to purchase 25,000 Shares under our Equity Plan at a price per share of $0.59).

•	On April 7, 2021 (when our Share price was $24.27) Aaron Levie exercised options to purchase 25,000 Shares under our Equity Plan at a price per share of $0.59).

•	On April 24, 2021 (when our Share price was $22.09), Bethany Mayer acquired 9,746 Shares upon vesting of RSUs.

•	On May 26, 2021 (when our Share price was $23.17), Carl Bass acquired 8,130 Shares upon vesting of RSUs.

•	On May 28, 2021 (when our Share price was $23.31), Sue Barsamian acquired 3,016 Shares upon vesting of RSUs.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase of Shares under the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders. As a result, trading of a relatively smaller volume of Shares after consummation of the Offer may have a greater impact on our trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NYSE. See Section 7.

Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be beneficially owned by fewer 300 persons. See Section 7.

13.	Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of Shares for cash pursuant to the Offer. The summary is based on the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, certain former U.S. citizens or long-term residents, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons that acquired their Shares through the exercise of an employee stock option or otherwise as compensation (including upon conversion of vested RSUs), partnerships or other pass-through entities, or persons holding Shares through partnerships or other pass-through entities, or persons who hold Shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes). In addition, this discussion does not address the consequences of the alternative minimum tax, the Medicare tax on certain investment income, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that stockholders hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.

Each stockholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our Shares nor any other Company stock either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Shares nor any other Company stock immediately after the sale of Shares pursuant to the Offer and, with respect to Shares and any other Company stock constructively owned by the U.S. Holder immediately after the sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares and any other Company stock under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Except as described above with respect to certain waivers, a U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are advised to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of our outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder, reduced by any previous returns of capital. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

Distribution Treatment. If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without a reduction for the U.S. Holder’s tax basis of the Shares exchanged, and the tax basis of such exchanged Shares would be added to the tax basis of the U.S. Holder’s remaining Shares, if any. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders generally will be eligible for reduced rates of U.S. federal income taxation. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its Shares until reduced to zero, and then as capital gain from the sale or exchange of the Shares.

If a sale of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders

should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the disposition of their Shares.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding. See Section 3 with respect to the application of U.S. federal income tax withholding and FATCA withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) or (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

A Non-U.S. Holder whose gain is described in clause (i) above generally will be subject to U.S. federal income tax on such gain in the manner as if it were a U.S. Holder, as described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” Except as described below, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty and that the Non-U.S. Holder is not subject to withholding under FATCA. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from U.S. federal withholding tax with respect to the Purchase Price of Shares treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

The Depositary (or other applicable withholding agent) generally will withhold at a 30% rate on the gross proceeds of the Offer paid to a Non-U.S. Holder, unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with (i) an IRS Form W-8ECI (or suitable substitute form), claiming that the Offer proceeds are effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder or (ii) an IRS Form W-8BEN or W-8BEN-E, as appropriate (or a suitable substitute form) establishing that a reduced rate of or exemption from withholding is available under an applicable income tax treaty and that the Non-U.S. Holder is not subject to withholding under FATCA. See Section 3.

A Non-U.S. Holder may be eligible to obtain a refund or credit of all or a portion of any U.S. federal tax withheld if the Non-U.S. Holder meets any of the three Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” with respect to the sale of Shares pursuant to the Offer, or is able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS.

Non-U.S. Holders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Holders of Class A Common Stock that Do Not Tender any Shares in the Offering

The Offer will have no U.S. federal income tax consequences to our stockholders that do not tender any Shares in the Offer.

Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof prior to the Expiration Time by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including by changing the purchase price range or the aggregate purchase price limit. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we (a) make any change to the Purchase Price range at which we are offering to purchase Shares in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of Shares purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of Shares purchasable in the Offer by more than 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.

16.	Fees and Expenses

We have retained Morgan Stanley & Co. LLC to act as the Dealer Manager in connection with the Offer. For its services, the Dealer Manager will receive a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the U.S. federal securities law.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its respective affiliates may hold positions in our securities (including the Shares), both long and short, for its own account and for those of its customers. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained Innisfree M&A Incorporated to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Self-Tender Schedule TO, which contains additional information with respect to the Offer. The Self-Tender Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer or regarding the price or prices at which you should tender your Shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board, the Dealer Manager, the Depositary or the Information Agent.

June 2, 2021

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or their bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

***By Mail: BY the Expiration Time	***By Overnight Courier: BY the Expiration Time

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: 1 (877) 750-8233

Banks & Brokers May Call Collect: 1 (212) 750-5833

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Call Toll-Free 1 (855) 483-0952